Exhibit 27



                 PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED
                             6 Battery Road #38-02
                                Singapore 049909
             Telephone: (65) 6438-2366 o Facsimile: (65) 6230-8777


Date:    11 June 2003



To:  INTEL CAPITAL CORPORATION
And: INTEL PACIFIC, INC.
     c/o Intel Semiconductor Ltd.
     32F, Two Pacific Place
     88 Queensway, Central
     Hong Kong



Amendment to a Security Agreement dated 14th January 2002 relating to the US$100,000,000 Secured Redeemable Exchangeable Bonds Due 2006 to 2007 Exchangeable for Ordinary Shares of HK$0.25 each of PCCW Limited (the "Security Agreement")

Terms defined in the Security Agreement shall have the same meaning when used in this letter.

In consideration of the mutual obligations set out in this agreement and for other good and valuable consideration, we agree, subject as provided below, that the Security Agreement shall be amended as follows:

(a) by deleting the definition of Valuation Date in Clause 1.2 and replacing it in its entirety with the following:

       "Valuation Date means each of the 15th day (or if such day is not a Business Day, the Business Day immediate thereafter) and the last Business Day of each calendar month respectively."

Please indicate your agreement to the Amendment by signing this letter.


Yours faithfully,

PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED



By:
    -----------------------------------------

Acknowledged and agreed

INTEL CAPITAL CORPORATION



By:
    -----------------------------------------






INTEL PACIFIC, INC.



By:
    -----------------------------------------